Exhibit 2

Dated the 24th day of April, 2025

LI Yifan (李—帆)

AND

SUN Kai (孫愷)

AND

XIANG Shaoqing (向少卿)

_____________________________________________________________

DEED OF CONCERT PARTY ARRANGEMENT

_____________________________________________________________

THIS DEED OF CONCERT PARTY ARRANGEMENT (this “Deed”) is executed and delivered as a deed on the 24th day of April, 2025

BETWEEN:

(1)	LI Yifan (李—帆) (Passport number: ***);

(2)	SUN Kai (孫愷) (Passport number: ***); and

(3)	XIANG Shaoqing (向少卿) (Passport number: ***)

(each referred to as a “Party” individually and the “Parties” collectively).

WHEREAS:

(A)	As at the date of this deed, each of LI Yifan, SUN Kai and XIANG Shaoqing beneficially owns 8,879,636, 9,228,622 and 8,890,603 Class A ordinary shares and nil, nil and 165,031 Class B Ordinary Shares, respectively, of Hesai Group (the “Company”) representing 23.7%, 24.6% and 23.7%, respectively, of the total voting rights in the Company.

(B)	The Parties mutually agree to regulate certain aspects of the affairs of the Company and its subsidiaries (together, the “Group”) with respect to each other as shareholders of the Company upon the terms and subject to the conditions of this Deed.

NOW IT IS WITNESSED AND DECLARED as follows:

1.	ACTING IN CONCERT

1.1	Each of the Parties acknowledges their historical relationship of acting in concert with respect to the operation and material decisions of the Company since co-founding the Company in 2014, and hereby confirms and agrees, jointly and severally, that starting from the date of this Deed and continuing during such time as each Party shall directly or indirectly hold any interest in the Company until the date of the Termination (as defined below), the Parties shall act in concert to cooperate to consolidate control of the Company. As such, and without limiting the generality of the foregoing, in relation to any resolutions of the Company proposed to be passed (including, but not limited to, any resolutions for the amendments to the Company’s constitutional documents, changes in authorized and issued share capital, approval of any auditors’ report or directors’ report; the re-election, appointment, or discharge of auditors or directors of the Company; any acquisition or disposal by the Company; or other matters relating to the business, management, ownership, finances, development and other affairs of the Group, as the case may be) (the “Proposed Resolutions”), the Parties shall, at all times:

1.1.1	consult with each other and to act in concert until the date of the Termination (as defined below), for the purpose of attaining unanimous consensus among themselves as to whether to vote for or against or to abstain from voting on the Proposed Resolutions prior to such Proposed Resolutions being put to vote; and

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1.1.2	exercise until the date of the Termination (as defined below) all voting rights and other powers of control available to him on any of the Proposed Resolutions unanimously and in accordance with the intention and direction of each Party on such matters, unless to do so would result in any of the Proposed Resolutions being in contravention of any applicable laws, regulations or codes of conduct.

1.1.3	if a Party (a “Conflicted Party”) is restricted or unable to exercise his shareholder’s rights (including voting) with respect to a specific matter as a result of any applicable laws and regulations or requirement under the relevant constitutional document, each of the Parties agree that the other Parties (other than the Conflicted Party) shall continue to act in concert with respect to such matters.

2.	DURATION AND ASSIGNMENT

2.1	This Deed shall come into effect on the date of this Deed, and shall remain in force until the occurrence of any one of the following events (the “Termination”):

2.1.1	all the Parties agree by deed to terminate this Deed; or

2.1.2	in relation to any Party, such Party ceases to be beneficially entitled to any interests, direct or indirect, in the Company,

provided that the termination of this Deed shall be without prejudice to any causes of action of the Parties accrued up to the date of the Termination in respect of any loss or damages arising from the breach of this Deed, and shall not be construed as a waiver of such causes of action.

2.2	None of the Parties shall, unless otherwise agreed in writing by the other Parties, transfer or assign any rights or obligations arising from this Deed.

3.	AMENDMENTS, REVOCATION OR VARIATION

3.1	Any amendments, revocation or variation to any provisions to this Deed shall be by deed and with the prior approval in writing of all the Parties.

3.2	The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

4.	CONFIDENTIALITY

4.1	Unless otherwise required by law or other competent governmental, judicial, arbitral or regulatory authorities or stock exchanges, and/ or subject to any information or knowledge which has come to the public domain pursuant to any applicable laws and regulations, the Parties to this Deed shall not, without the prior approval in writing of the other Parties to this Deed (provided that such approval shall not unreasonably be refused or withheld), disclose, divulge or make known to any third party any information relating to this Deed, or to suffer the publication by any person of any opinion, comments, or reports relating this Deed or other ancillary matters.

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4.2	Notwithstanding the provisions of Clause 4.1, the Parties hereby (i) agree that each Party may disclose the existence and contents of this Deed for beneficial ownership reporting purposes as required by applicable laws, rules and regulations or stock exchange rules or orders; and (ii) agree and authorize the Company to disclose the existence and contents of this Deed in any filing or public disclosure to the extent required under applicable laws, rules and regulations or stock exchange rules or orders.

4.3	Any disclosures by any Party to his legal or financial advisors on a need-to-know basis shall not be construed as a breach of this Clause 4.

5.	SEVERABILITY

5.1	If any Clause in this Deed is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the laws of any jurisdiction, then such Clause shall, insofar as it is illegal, invalid or unenforceable, be given no effect and shall be deemed not to be included in this Deed but that shall not affect the legality, validity or enforceability of any of the remaining provisions of this Deed.

6.	GOVERNING LAW

6.1	A person who is not a party to this Deed shall have no right under the Contract (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any terms of, or to enjoy any benefit under, any provisions of this Deed.

6.2	This Deed shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong.

6.3	This Deed may be executed in counterparts. Each counterpart shall constitute an original of this Deed, and the counterparts shall together constitute a single document.

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IN WITNESS this DEED has been executed and delivered as a deed by the Parties on the date and year first above written.

SIGNED, SEALED AND DELIVERED	)	/s/ Li Yifan
AS A DEED	)
by LI Yifan (李—帆))
)
in the presence of:	)
)

/s/ Wu Yiman
Witness Name: WU Yiman

Address: 10/F, Building A, Haisu Square, Changning District, Shanghai

SIGNED, SEALED AND DELIVERED	)	/s/ Sun Kai
AS A DEED	)
by SUN Kai (孫愷))
)
in the presence of:	)
)

/s/ Wu Yiman
Witness Name: WU Yiman

Address: 10/F, Building A, Haisu Square, Changning District, Shanghai

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SIGNED, SEALED AND DELIVERED	)	/s/ Xiang Shaoqing
AS A DEED	)
by XIANG Shaoqing (向少卿))
)
in the presence of:	)
)

/s/ Wu Yiman
Witness Name: WU Yiman

Address: 10/F, Building A, Haisu Square, Changning District, Shanghai

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